WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



                                                          Exhibit 27

THIS SCHEDULE CONTAINS SUMMARY FINANCIAL
INFORMATION EXTRACTED FROM THE CONSOLIDATED
BALANCE SHEET, CONSOLIDATED STATEMENT OF
INCOME AND RETAINED EARNINGS, AND NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS AND IS QUALIFIED


IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL
STATEMENTS.


Item Number         Item Description                           1994               1993              1992       Reference
                   in thousands except
                  per share information

5-02(1)           Cash                                      $   69,802           $ 47,552                          1
5-02(2)           Marketable securities                            828                869                          1
5-03(a)(1)        Notes and accounts receivable-trade          163,771            188,313                       Note 2
5-02(4)           Allowances for doubtful accounts              (7,696)            (2,592)                      Note 2
5-02(6)           Inventory                                     369,332           387,997                          1
5-02(9)           Total current assets                          710,464           759,802                          1
5-02(13)          Property, plant and equipment                 202,179           185,579                       Note 4
5-02(14)          Accumulated depreciation                      (74,156)          (66,807)                      Note 4
5-02(18)          Total assets                                  890,771           926,367                          1
5-02(21)          Total current liabilities                     639,980           592,507                          1
5-02(22)          Long-term debt                                 29,169            59,762                          1
5-02(22)          Convertible subordinated debentures            69,000            69,000                          1
5-02(28)          ESOP redeemable preferred stock                 9,200             9,200                          1
5-02(30)          Common stock                                    2,183             2,172                          1
5-02(31)          Additional paid-in capital                     34,875            33,928                          1
5-02(31)          Unearned restricted stock plan compensation      (649)               0                           1
5-02(31)          Treasury stock                                   (583)            (583)                          1
5-02(31)          Retained earnings                              84,807          126,139                           1
5-02(31)          Cumulative translation adjustments            (17,984)          (9,546)                          1
5-02(32)          Total liabilities and equity                   890,771         926,367                           1
5-03(b)(1)(a)     Sales                                        1,042,014       1,236,084        $1,173,300         2
5-03(b)(1)        Sales                                        1,042,014       1,236,084         1,173,300         2
5-03(b)(2)(a)     Cost of sales                                  991,332       1,124,188         1,066,876         2
5-03(b)(2)        Cost of sales                                  991,332       1,124,188         1,066,876         2
5-03(b)(8)        Interest expense                                 7,173           8,183             6,815      Note 15
5-03(b)10)        Income (loss) before taxes                     (24,437)         37,291            37,672         2
5-03(b)(11)       Income taxes                                     5,070          12,546            11,048         2
5-03(b)(14)       Income (loss) from continuing operations       (36,498)         22,220            23,843         2
5-03(b)(15)       Income (loss) from discontinued operations         689          (1,547)           (2,216)        2
5-03(b)(17)       Extraordinary items                                  -             503               624         2
5-03(b)(18)       Cumulative effect of accounting changes             23               -                 -         2
5-03(b)(19)       Net income (loss)                               (35,786)         21,176            22,251        2
5-03(b)(20)       Earnings (loss) per share-primary                 (4.24)           2.46              2.70        2
5-03(b)(20)       Earnings (loss) per share-fully diluted           (4.24)           2.25              2.59        2



Index to references:

1. Consolidated balance sheet

2. Consolidated statement of income and retained earnings

Note - Notes to consolidated financial statements




